Report of Independent Registered Public Accounting
Firm

To the Board of Trustees and Shareholders of SEI Liquid Asset Trust

In planning and performing our audit of the financial statements of the Treasury Securities Fund and Prime Obligation Fund (collectively, the "Funds" comprising the SEI Liquid Asset Trust, hereafter referred to as the "Trust") for the year ended June
30, 2005, we considered the Trust's internal controls, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting
Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2005.
This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Philadelphia, Pennsylvania
August 19, 2005

 	A registered investment company is required to furnish a report of its independent accountant on the company's internal control over financial reporting. The accountant's report should be based on the study and evaluation of internal control, including procedures for safeguarding securities, made during the audit of the financial statements. The report should disclose material weaknesses in the internal control structure and procedures for safeguarding securities which come to our attention and exist as of the end of the registrant's fiscal year. Disclosure of a material weakness should include an indication of any corrective action taken or proposed. (We encourage consultation with an ABAS Investment Company Technical Consultant when a material weakness letter is expected to be issued.)

A)	SOP 89-7 provides guidance for reporting when conditions believed to be material weaknesses are disclosed.

B)	The accountant's report on internal control should be furnished as an exhibit to the Form N-SAR filed for the company's fiscal year end and should: (1) be addressed to the company's board of directors (or trustees, as appropriate) and shareholders; (2) be dated the date of the accountant's report on the audited financial statements; (3) be signed manually; and (4) indicate the city and state where issued. No consent is required. Although instruction (1) above indicates that the report should be addressed to the shareholders, the limitation on distribution of this report appears inconsistent with distribution to shareholders. The instructions to Form N-SAR, however, specifically require that the report be addressed to the shareholders as well as the Board, so the inconsistency is necessary.
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